SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 2, 2004
Date of Report (Date of earliest event reported)

E.DIGITAL CORPORATION
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)

0-20734
(Commission File Number)

33-0591385
(IRS Employer Identification No.)

13114 Evening Creek Drive South San Diego, California 92128
(Address of principal executive offices)

(858) 679-1504
(Registrant’s telephone number, including area code)

ITEM 5.    Other Events

On July 2, 2004 the Company closed a previously announced $1,000,000 offering of 12% Subordinated Promissory Notes due July 1, 2005 (“12% SP Notes”). The 12% SP Notes were sold in two phases, with $675,000 of the 12% SP Notes being issued and sold on June 25, 2004 and the remaining $325,000 of 12% SP Notes being issued and sold on July 2, 2004. In total, the Company received aggregate cash proceeds of $1,000,000 from the sale of the 12% SP Notes, which were acquired by 12 accredited investors. The purchasers, in connection therewith, were granted warrants to purchase 2,000,000 common shares of the Company at $0.25 per share, exercisable until June 30, 2007 (collectively, the “Warrants”). The 12% SP Notes are unsecured.

Any shares received on the exercise of the Warrants will be restricted securities unless the Company elects to register such shares. The Company has no requirement to register the stock underlying the Warrants but the holders have certain piggyback registration rights. The Warrants have antidilution rights reducing the exercise price for certain issuances of equity securities by the Company at an effective price below the applicable exercise price of the Warrants.

The securities were offered and sold without registration under the Securities Act of 1933, as amended (the “Act”), in reliance upon the exemption provided by Section 4(2) hereunder and/or Regulation D and an appropriate legend was placed on the 12% SP Notes and Warrants and will be placed on the shares issuable upon exercise of the Warrants unless an effective registration statement is submitted to the transfer agent for the Company at the time of exercise or conversion.

The proceeds from the sale of the 12% SP Notes are being applied to working capital.

In the event that the Company offers shares of its common stock or securities convertible into shares of common stock in connection with an equity financing each noteholder shall have the right and option, at any time prior to the maturity date, subject to and upon compliance with the provisions and the terms of the equity offering document, to convert the unpaid principal amount of each 12% SP Notes and accrued unpaid interest into shares of the common stock being offered at a conversion price equal to the offering price of the common stock in effect at the time of conversion.

The description of this transaction is qualified in its entirety by the full text of the agreements which were previously filed as exhibits to the Company’s Form 10-K for the fiscal year ended March 31, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

e.DIGITAL CORPORATION

Date: July 2, 2004	By:	/s/ Renee Warden

Renee Warden, Chief Accounting Officer, Secretary and Treasurer (Principal Financial and Accounting Officer and duly authorized to sign on behalf of the Registrant)